Exhibit 99.1

Virtual Radiologic Corporation Reports Record Revenue and Adjusted EBITDA for the Third Quarter 2009 and Raises Guidance

Third Quarter Revenue up 9 Percent to $31.6 Million and Adjusted EBITDA up 33 Percent to $8.7 Million

MINNEAPOLIS--(BUSINESS WIRE)--October 26, 2009--Virtual Radiologic Corp. (NASDAQ: VRAD), a leading global provider of teleradiology services and technology solutions, today reported financial results for its third quarter ended September 30, 2009.

Third Quarter Highlights

  Read volume up 17% to 702,000
  Revenue up 9% to $31.6 million
  Adjusted EBITDA(1) up 33% to $8.7 million and 27% of revenue
  Adjusted net income(2) up 19% to $4.3 million; adjusted diluted earnings per share(3) (EPS) up 24% to $0.26
  GAAP operating income of $4.8 million; GAAP net income of $3.0 million; GAAP diluted EPS of $0.19
  Cash was $47.6 million; the Company has no debt

“We are pleased with our continued growth in revenue and profitability during the third quarter,” said Rob Kill, Virtual Radiologic’s president and chief executive officer. “These strong results and our continued ability to generate positive cash flow reflect the sound fundamentals of our business model and we believe we are well positioned for continued profitability in the quarters ahead.”

Third Quarter Results

Total revenue increased 9% to $31.6 million for the quarter ended September 30, 2009, compared to $29.0 million for the quarter ended September 30, 2008. The increase in revenue over the third quarter of 2008 resulted primarily from an 18% increase in the number of hospitals and medical facilities served to 1,154 as of September 30, 2009, representing approximately 19% of all hospitals in the United States.

Adjusted EBITDA increased 33% to $8.7 million for the quarter ended September 30, 2009, compared to $6.5 million for the quarter ended September 30, 2008 and increased to 27% of revenue compared to 22% for the same periods, respectively.

Adjusted net income increased 19% to $4.3 million for the quarter ended September 30, 2009, compared to $3.6 million for the quarter ended September 30, 2008. This resulted in a 24% increase in adjusted diluted EPS to $0.26 for the quarter ended September 30, 2009, compared to $0.21 for the quarter ended September 30, 2008.

GAAP operating income was $4.8 million for the quarter ended September 30, 2009, compared to $5.2 million for the quarter ended September 30, 2008 and GAAP net income was $3.0 million for the quarter ended September 30, 2009, compared to $3.6 million for the quarter ended September 30, 2008, resulting in diluted earnings per share of $0.19 and $0.21, respectively.

2009 Guidance Update

The Company is providing the following updated guidance for the full year of 2009:

  Revenue ranging from $118.0 million to $120.0 million, remaining the same as the previous range
  Adjusted EBITDA ranging from $26.0 million to $27.0 million, compared to the previous range of $24.0 million to $25.0 million
  Adjusted net income ranging from $11.5 million to $12.1 million, compared to the previous range of $10.3 million to $11.0 million
  Adjusted diluted earnings per share ranging from $0.71 to $0.75, compared to the previous range of $0.63 to $0.67

Conference Call Information

The Company will be hosting a conference call October 26, 2009 at 4:30 p.m. Eastern Time to discuss these results and provide a general business update. Participants can access the call by dialing (866) 543-6407 (within the United States and Canada), or (617) 213-8898 (outside the United States and Canada), using passcode 94069836. A live webcast of the conference call will be available on the Company’s corporate web site at http://ir.virtualrad.com under “Events and Presentations.” A replay of the call will be available from 7:30 p.m. Eastern Time on Monday, October 26, through midnight on Monday, November 9, 2009. Access the replay by dialing (888) 286-8010 or (617) 801-6888, using passcode 26441375.

About Virtual Radiologic

Virtual Radiologic Corporation (http://www.vrad.com) provides teleradiology and technology solutions to radiology practices and medical centers throughout the United States and internationally. Utilizing market-leading, proprietary workflow technology, Virtual Radiologic’s affiliated radiologists will perform over 2.5 million preliminary and final read interpretations in 2009, for emergent and non-emergent needs, serving clients and facilities day and night, 365 days a year. Virtual Radiologic's board-certified affiliated radiologists are collectively licensed in all 50 states. Virtual Radiologic is Joint Commission-accredited and serves 658 clients supporting 1,154 medical facilities.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our business and results of operations. These statements can be identified by the use of words such as “will,” “believe,” “expect,” and “anticipate” and similar terms or expressions of future expectation. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. For examples of such risks and uncertainties, please see our Annual Report on form 10-K, as well as our other filings with the Securities and Exchange Commission. Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company records its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, the Company is providing certain supplemental non-GAAP information which the Company believes to be an important indicator of its financial performance. The Company uses the following non-GAAP financial measures:

  Adjusted EBITDA – operating income excluding the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves);
  Adjusted net income – net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax; and
  Adjusted diluted earnings per share – adjusted net income divided by weighted average diluted shares outstanding.

The Company presents these non-GAAP financial measures because it believes that they are a useful indicator of its performance and on-going operations. The Company believes that these non-GAAP financial measures are useful to investors in part because such measures are frequently used by securities analysts to measure a company’s operating performance without regard to certain items, such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company. The Company’s management also uses these non-GAAP financial measures in order to review and assess its operating performance and its management team in connection with certain incentive programs and the preparation of its financial projections.

Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of the Company’s financial performance under GAAP and may not be comparable to the calculation of similarly titled measures reported by other companies. These measures should not be considered as an alternative to operating income, net income, earnings per share or any other performance measures derived in accordance with GAAP.

(1)	Adjusted EBITDA consists of operating income excluding the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves). See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted EBITDA.

(2)	Adjusted net income consists of net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted net income.

(3)	Adjusted diluted earnings per share consists of adjusted net income divided by weighted average diluted shares outstanding. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted diluted earnings per share.

VIRTUAL RADIOLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$31,638	$29,025	$90,791	$78,266

Operating costs and expenses
Professional services	15,293	12,899	43,455	35,176
Sales, general and administrative	9,679	9,600	31,271	27,667
Depreciation and amortization	1,819	1,286	4,992	3,357
Total operating costs and expenses	26,791	23,785	79,718	66,200

Operating income	4,847	5,240	11,073	12,066

Other income (expense)
Interest income	55	185	157	450
Interest expense	(2)	-	(5)	-
Total other income	53	185	152	450

Income before income tax expense	4,900	5,425	11,225	12,516

Income tax expense	1,874	1,859	4,417	4,942
Net income	3,026	3,566	6,808	7,574

Non-controlling interest (income) expense	(4)	2	-	10

Net income attributable to Virtual Radiologic	$3,030	$3,564	$6,808	$7,564

Earnings per common share
Basic	$0.19	$0.21	$0.43	$0.45
Diluted	$0.19	$0.21	$0.42	$0.44
Weighted average common shares outstanding
Basic	15,849	16,733	15,861	16,689
Diluted	16,281	17,186	16,267	17,218

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Adjusted EBITDA(1)	$8,663	$6,524	$21,761	$15,566
Adjusted net income(1)	$4,260	$3,565	$10,263	$7,661
Adjusted diluted earnings per share(1)	$0.26	$0.21	$0.63	$0.44

(1) See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to the non-GAAP financial measures presented in this table.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS
(Unaudited)
(in thousands, except per share data)

The following table reconciles the GAAP financial measure of Operating income to the non-GAAP supplemental financial measure of Adjusted EBITDA which excludes the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves). See "Notes Regarding the Use of Non-GAAP Financial Measures" for more information related to the non-GAAP financial measures presented in this table.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Reconciliation of Operating income to Adjusted EBITDA:

Operating income	$4,847	$5,240	$11,073	$12,066
Depreciation and amortization	1,819	1,286	4,992	3,357
Physician non-cash stock-based compensation	369	(419)	653	(978)
Employee non-cash stock-based compensation	558	417	1,835	1,121
Medical malpractice loss reserves(1)	1,070	-	3,208	-
Adjusted EBITDA	$8,663	$6,524	$21,761	$15,566

(1) Medical malpractice loss reserves exclude specific case reserves.

The following table reconciles the GAAP financial measure of Net income to the non-GAAP supplemental financial measure of Adjusted net income which excludes non-cash stock-based compensation expense, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax, and presents the related Adjusted diluted earnings per share. See "Notes Regarding the Use of Non-GAAP Financial Measures" for more information related to the non-GAAP financial measures presented in this table.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Reconciliation of Net income to Adjusted net income:

Net income	$3,026	$3,566	$6,808	$7,574
Physician non-cash stock-based compensation, net of tax	228	(275)	396	(591)
Employee non-cash stock-based compensation, net of tax	345	274	1,113	678
Medical malpractice loss reserves, net of tax(1)	661	-	1,946	-
Adjusted net income	$4,260	$3,565	$10,263	$7,661

Adjusted diluted earnings per share	$0.26	$0.21	$0.63	$0.44

Weighted average diluted shares outstanding	16,281	17,186	16,267	17,218

(1) Medical malpractice loss reserves exclude specific case reserves.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS - CONTINUED
(Unaudited)
(in millions, except per share data)

The following tables reconcile the non-GAAP financial measures provided in the Company's updated full year 2009 guidance to their closest comparable GAAP financial measure. See "Notes Regarding the Use of Non-GAAP Financial Measures" for more information related to the non-GAAP financial measures presented in this table.
	Year Ended
	December 31,
	2009

Net income	$7.1	-	$7.6
Income tax expense	4.7	-	5.2
Interest income, net	(0.2)	-	(0.2)
Depreciation and amortization	6.8	-	6.8
EBITDA	18.4	-	19.4
Physician non-cash stock-based compensation	0.9	-	0.9
Employee non-cash stock-based compensation	2.4	-	2.4
Medical malpractice loss reserves	4.3	-	4.3
Adjusted EBITDA	$26.0	-	$27.0

Net income	$7.1	-	$7.6
Physician non-cash stock-based compensation, net of tax	0.4	-	0.5
Employee non-cash stock-based compensation, net of tax	1.4	-	1.4
Medical malpractice loss reserves, net of tax	2.6	-	2.6
Adjusted net income	$11.5	-	$12.1

Diluted earnings per share	$0.44	-	$0.47
Physician non-cash stock-based compensation, net of tax	0.02	-	0.03
Employee non-cash stock-based compensation, net of tax	0.09	-	0.09
Medical malpractice loss reserves, net of tax	0.16	-	0.16
Adjusted diluted earnings per share	$0.71	-	$0.75

Diluted weighted average shares outstanding(1)			16.3

(1)Diluted weighted average shares outstanding for the full year 2009 are calculated using the treasury stock method in accordance with GAAP based on forecast assumptions made by the Company.

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA
(Unaudited)

			As of	As of
			September 30,	December 31,
			2009	2008
			(in thousands)

Cash and cash equivalents			$47,558	$19,180
Short-term investments			-	10,136
Accounts receivable, net			18,132	17,383
Other current assets			3,971	4,826
Non-current assets			20,780	19,476
Total assets			$90,441	$71,001

Current liabilities			$13,616	$11,087
Non-current liabilities			10,116	3,397
Total liabilities			23,732	14,484
Total stockholders' equity			66,709	56,517
Total liabilities and stockholders' equity			$90,441	$71,001

			As of September 30,
			2009	2008
Affiliated radiologists providing services			140	134
Customers			658	601
Hospitals and other medical facilities served			1,154	978

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Total reads	702,323	600,386	1,980,745	1,609,274
Percentage growth over prior year period	17%	27%	23%	30%
Same site volume growth(1)	6%	1%	4%	7%
Percentage of read revenue from final reads	28%	24%	27%	23%

(1) Same-site volume growth is calculated as the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.

CONTACT:
Virtual Radiologic Corporation
http://www.vrad.com
Mollie O’Brien, 952-595-1196
Director, Investor and Public Relations
mollie.obrien@vrad.com